SECURITIES AND EXCHANGE COMMISSION
                               Washington, D. C.  20549

                                     SCHEDULE 13G
                                    Amendment No. 2

                       Under the Securities Exchange Act of 1934

                             Merge Technologies Incorporated
                                    (Name of Issuer)

                        Common Stock, Par Value $0.01 per share
                             (Title of Class of Securities)

                                      589981 10 9
                                    (CUSIP Number)

                                   December 31, 2002
                (Date of Event Which Requires Filing of This Statement)

	Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
		[   ]	Rule 13d-1(b)
		[   ]	Rule 13d-1(c)
		[ X ]	Rule 13d-1(d)


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CUSIP NO.:	589981 10 9

--------------------------------------------------------------------------------

1.	Name(s) of Reporting Persons Social Security or Internal Revenue
	Service Identification Nos. of Above Persons

	Robert T. Geras
--------------------------------------------------------------------------------

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Applicable
	(b)	[    ]
--------------------------------------------------------------------------------

3.	SEC Use Only
--------------------------------------------------------------------------------

4.	Citizenship or Place of Organization			U. S. A.
--------------------------------------------------------------------------------

Number of		5)	Sole Voting Power		753,180(1)(2)
Shares			--------------------------------------------------------
Beneficially		6)	Shared Voting Power		      0
Owned			--------------------------------------------------------
by Each			7)	Sole Dispositive Power		550,015(1)
Reporting		--------------------------------------------------------
Person With		8)	Shared Dispositive Power	      0


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9.	Aggregate Amount Beneficially Owned by Each
	  Reporting Person  				        753,180(1)(2)
--------------------------------------------------------------------------------

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]
--------------------------------------------------------------------------------

11.	Percent of Class Represented by Amount in Row (9)		  7.94%
--------------------------------------------------------------------------------

12.	Type of Reporting Person					     IN
--------------------------------------------------------------------------------

	(1)Includes options issued to purchase 22,500 shares of Common Stock.

	(2)Reflects 203,165 shares of Common Stock held by trusts for the benefit of Mr. Geras' adult children, the beneficial ownership of which Mr. Geras disclaims.


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ITEM 1(a)	NAME OF ISSUER:

		Merge Technologies Incorporated

ITEM 1(b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

		1126 South 70th Street
		Suite S 107 B
		Milwaukee, Wisconsin 53214-3151

ITEM 2(a)	NAME OF PERSON FILING:

		Robert T. Geras

ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

		2125 Valley Road
		Northbrook, Illinois  60062

ITEM 2(c)	CITIZENSHIP:

		U. S. A.

ITEM 2(d)	TITLE OF CLASS OF SECURITIES:

		Common Stock, Par Value $0.01 per share

ITEM 2(e)	CUSIP NUMBER:

		589981 10 9

ITEM 3.		IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
		OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

		(a)	[   ]	Broker or dealer registered under section 15 of
				the Act
		(b)	[   ]	Bank as defined in section 3(a)(6) of the Act
		(c)	[   ]	Insurance company as defined in section 3(a)(19)
				of the Act
		(d)	[   ]	Investment company registered under section 8
				of the Investment Company Act
		(e)	[   ]	An investment adviser registered under section
				203 of the Investment Advisers Act of 1940
		(f)	[   ]	An employee benefit plan or endowment fund in
				accordance with section 240.13d-1(b(1)(ii)(F)
		(g)	[   ]	A parent holding company, in accordance with
				section 240.13d-1(b)(ii)(G)
		(h)	[   ]	A savings association as defined in section 3(b)
				of the Federal Deposit Insurance Act
		(i)	[   ]	A church plan that is excluded from the
				definition of an investment company under
				section 3(c)(14) of the Investment Company Act
				of 1940
		(j)	[   ]	Group, in accordance with section 240.13d-1(b)
				(1)(ii)(J)


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ITEM 4.		OWNERSHIP

		(a)	Amount Beneficially Owned:		753,180(1)(2)

		(b)	Percent of Class:			   7.94%

		(c)	Number of shares as to which such person has:

			(i)	sole power to vote or to direct
				the vote			753,180(1)(2)

			(ii)	shared power to vote or to
				direct the vote			      0

			(iii)	sole power to dispose or to
				direct the disposition of	550,015(1)

			(iv)	shared power to dispose or to
				direct the disposition of	      0


	(1)Includes options issued to purchase 22,500 shares of Common Stock.

	(2)Reflects 203,165 shares of Common Stock held by trusts for the benefit of Mr. Geras' adult children, the beneficial ownership of which Mr. Geras disclaims.


ITEM 5.		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

		If this statement is being filed to report the fact that
		as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class
		of securities, check the following  [   ].

ITEM 6.		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

		Not applicable

ITEM 7.		IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SsECURITY BEING REPORTED ON BY THE PARENT
		HOLDING COMPANY

		Not applicable

ITEM 8.		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

		Not applicable

ITEM 9.		NOTICE OF DISSOLUTION OF GROUP

		Not applicable


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Item 10.	CERTIFICATION

				    SIGNATURE
				   -----------

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:	February 13, 2002

Signature:


/s/ Robert T. Geras
-------------------------
Robert T. Geras


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